Filed Pursuant to Rule 433

Free Writing Prospectus dated May 8, 2013

Relating to Prospectus dated May 2, 2013

Registration Statement No. 333-184419

SHELLPOINT PARTNERS LLC

FORM S-3 REGISTRATION STATEMENT

TO ISSUE NON-AGENCY RESIDENTIAL MORTGAGE-BACKED SECURITIES

DECLARED EFFECTIVE BY SEC

NEW YORK, NY, May 8, 2013 – Shellpoint Partners LLC (“Shellpoint” or the “Company”), a New York-based specialty finance company formed in 2010, today announced that the Securities and Exchange Commission (the “SEC”) has declared effective Shellpoint’s shelf registration statement (the “Shelf Registration Statement”). Shellpoint filed the Shelf Registration Statement through its subsidiary depositor, Shellpoint Mortgage Acceptance LLC (“Shelly Mac”), and through Shelly Mac may now issue public residential mortgage-backed securities (“RMBS”) off of its shelf.

Shellpoint has initially funded its shelf with $2 billion of issuance capacity. According to Shellpoint Co-CEO Saul Sanders, “Funding the shelf with substantial capacity shows our commitment to bringing urgently needed private capital back into the housing market. We intend to be a significant issuer of new issue RMBS and help define the new market standards and practices that will restore a healthy housing market as one of the vital cornerstones of the economy.”

Shellpoint intends to securitize only those loans originated by its wholly-owned subsidiary, New Penn Financial, LLC (“New Penn Financial”). New Penn Financial, founded in 2008 and based in Plymouth Meeting, PA, offers agency, government-backed and prime-quality non-agency residential mortgage loans to borrowers in 47 states (including the District of Columbia). “Shellpoint and New Penn Financial were both formed after the start of the housing crisis,” said Mr. Sanders. “We look forward to proving our commitment to quality, responsible loan manufacturing and our understanding of the lessons from the housing crisis.”

Mr. Sanders and Shellpoint’s other Co-CEO, Bruce Williams, both long-time veterans of the securitization industry, are on Shellpoint’s Board of Directors. The Chairman of Shellpoint’s Board of Directors is Lewis S. Ranieri, a securitization pioneer and Chairman of Ranieri Partners LLC, which has interests in a variety of real estate-related platforms and is a part-owner of Shellpoint.

About Shellpoint Partners LLC

Shellpoint is a specialty finance company focused on the U.S. residential mortgage market. One of its primary goals is to provide additional options and liquidity to quality borrowers who do not fit the existing underwriting criteria for agency or government-backed mortgages. Shellpoint hopes that providing these additional options and liquidity will help the housing market recover through the return of private capital and the expansion of access to mortgage credit for such borrowers.

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As a prospective RMBS issuer and industry participant, Shellpoint is also committed to helping define the new market standards and practices that will support the growth of a healthy and responsible RMBS market.

For more information, please see the Company’s website at www.shellpointllc.com.

About New Penn Financial, LLC

Established in 2008 amidst a challenging era for the U.S. real estate and mortgage industries, New Penn Financial has been able to enjoy substantial growth by focusing on quality originations without the challenges and legacy issues faced by many other existing mortgage lenders. New Penn Financial’s management team has decades of collective experience and shares a vision of forging a national industry presence built on competitive interest rates, exceptional customer service, and healthy lending practices.

In June of 2011, Shellpoint acquired New Penn Financial, creating a corporate family that enjoys financial strength and a management philosophy that encourages and supports the continued growth of New Penn Financial. Benefiting from Shellpoint's financial and leadership assets, New Penn Financial is a lender devoted to developing new loan products and serving diverse customers, including those who meet agency and government-backed mortgage criteria as well as creditworthy borrowers who do not. New Penn Financial offers an expanding portfolio of mortgage options that meet the needs of more borrowers and help them to achieve their goal of home ownership.

Based in Plymouth Meeting, PA, New Penn Financial is currently licensed as a mortgage originator in 47 states (including the District of Columbia) and has over 1,200 employees.

For more information please see New Penn Financial’s website at www.newpennfinancial.com.

Safe Harbor Statement

Certain statements in this release and in any of Shellpoint’s, New Penn Financial’s or Shelly Mac’s public documents referred to herein, contain or incorporate by reference "forward-looking" statements. Statements that are not historical fact are forward-looking statements. Words such as "expect," "believe," "anticipate," "project," "estimate," "forecast," "objective," "plan," "goal," "apparent" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on Shellpoint’s, New Penn Financial’s and Shelly Mac’s current beliefs, intentions and expectations; however, forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements, to differ materially from those reflected in the statements made or incorporated in this release. Thus, these forward-looking statements are not guarantees of future performance and should not be relied upon as predictions of future events. The risks and uncertainties referred to above include, but are not limited to, future economic and business conditions; the effects of competition from other mortgage lenders; current uncertainty in implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, including its implementing legislation and regulations, and other legislative and regulatory changes that impact the business, operations or governance of mortgage originators and/or securitizers; and Shellpoint’s, New Penn Financial’s and Shelly Mac’s ability to comply with the complexity of the various federal, state and local laws that govern its businesses; changes in regulations, mandates or the occurrence of other events that impact the business, operation or prospects of government-sponsored entities or government agencies such as the Federal Housing Administration or the Veterans Administration and/or Shellpoint’s or New Penn Financial’s ability to sell mortgage loans to such entities or agencies.

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All forward-looking statements set forth herein are qualified by this cautionary statement and are made only as of May 8, 2013. Neither the Company nor any of its affiliates undertakes any obligation to update or revise the information contained herein, including without limitation, any forward-looking statements, whether as a result of new information, subsequent events or circumstances, or otherwise, unless otherwise required by law.

Additional Information

This communication relates to the Shelf Registration Statement, which includes a prospectus. Before you invest in an offering under the Shelf Registration Statement, you should read the prospectus in the Shelf Registration Statement and other documents Shelly Mac has filed with the SEC for more complete information about Shelly Mac and the offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Shelly Mac, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-239-8150.

Neither the Company nor any of its affiliates currently has any commitments or intentions to issue or sell any specific series of securities in connection with the Shelf Registration Statement and the prospectus contained therein, and the Shelf Registration Statement and the prospectus contained therein do not constitute an offering of any specific series of securities. In the event the Company decides to make an offering in the future, the securities offered, specific terms thereof, use of proceeds and other terms would be established at the time of such offering and described in a prospectus supplement filed with the SEC.

Investor and Media Contact:

Eric Kaplan – Managing Director

Shellpoint Partners LLC

(212) 850-7788

eric.kaplan@shellpointllc.com

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